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                                                                    EXHIBIT 23.4


                          INDEPENDENT AUDITORS' CONSENT


         We consent to the incorporation by reference in this Registration Statement of Vornado Realty Trust on Form S-3 of our report dated March 20, 1998 with respect to the consolidated balance sheets of Mendik Real Estate Limited Partnership and consolidated venture as of December 31, 1997 and 1996, and the related consolidated statements of operations, partners' capital (deficit), and cash flows for each of the years in the three-year period ended December 31, 1997, which report is incorporated by reference in the Form 8-K of Vornado Realty Trust as filed with the Securities and Exchange Commission on August 12, 1998 and to the reference to our firm under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


Boston, Massachusetts                                      KPMG PEAT MARWICK LLP
September 17, 1998